Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: 973-890-7220	Phone: 212-554-5466

CANTEL MEDICAL BOARD OF DIRECTORS

ANNOUNCES 3-FOR-2 STOCK SPLIT AND

AUTHORIZES REGULAR SEMIANNUAL DIVIDEND

LITTLE FALLS, New Jersey (June 20, 2013) ... CANTEL MEDICAL CORP. (NYSE:CMN) announced today that its Board has declared a 3-for-2 stock split to be effected as a stock dividend of three shares for each two shares issued and outstanding, payable Friday, July 12, 2013 to the holders of record of Cantel’s common stock as of the close of business on Monday, July 1, 2013.  The Company will make cash payments based upon the closing price of Cantel’s shares on the record date in lieu of the issuance of fractional shares.

In addition, the Board of Directors authorized a regular semiannual cash dividend payable on each outstanding share of the Company’s Common Stock. Giving effect to the 3-for-2 stock split, the dividend will be $0.037 per share and will be payable on Wednesday, July 31, 2013 to shareholders of record at the close of business on Wednesday, July 17, 2013.

Andrew A. Krakauer, President and CEO, said, “the stock split reflects our confidence in the future operating results and cash flows of the Company, as well as our ongoing determination to build long-term shareholder value.  The stock split will increase the float and provide greater liquidity for shareholders.”

Cantel Medical Corp. (NYSE:CMN) is a leading provider of infection prevention and control products in the healthcare market. Our products include water purification equipment, sterilants, disinfectants and cleaners, specialized medical device reprocessing systems for endoscopy and renal dialysis, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates and other dialysis supplies, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.